UNIFI, INC. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN
as established effective July 26, 2006

UNIFI, INC. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN
(established effective July 26, 2006)
     WHEREAS, Unifi, Inc. desires to establish an unfunded supplemental retirement plan for a select group of management employees for the purpose of providing supplemental retirement benefits effective as of July 26, 2006;
     NOW, THEREFORE, Unifi, Inc. does hereby establish effective as of July 26, 2006, the “Unifi, Inc. Supplemental Key Employee Retirement Plan” to consist of the terms and provisions set forth in Article I through Article VII, inclusive, as follows:
ARTICLE I
NAME AND PURPOSE
     Section 1.1. Name. The Plan shall be known as the “Unifi, Inc. Supplemental Key Employee Retirement Plan.”
     Section 1.2. Purpose. The purpose of the Plan is to provide select management employees of the Participating Employers who are designated as Participants in this Plan with certain benefits in accordance with the provisions of the Plan. The Plan is intended and should be construed so as to comply with the provisions of Code Section 409A.
ARTICLE II
CONSTRUCTION, DEFINITIONS AND APPLICABLE LAW
     Section 2.1. Construction and Definitions.
     (a) Construction. Article, section and paragraph headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of the Plan shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective.
     (b) Definitions. Whenever used in the Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     (1) Account means the aggregate amount to the credit of a Participant in the Participant’s SERP Account.
     (2) Base Compensation of a Participant means the annual base cash remuneration payable to the Participant for employment with the Participating Employers, prior to any reduction in said cash remuneration under Section 125 or

401(k) of the Code or under any non-qualified plan of deferred compensation sponsored by a Participating Employer. Compensation shall not include any annual cash bonuses or cash bonuses paid under any long-term incentive compensation plan sponsored by a Participating Employer, any expense allowances or reimbursements, any car allowances, any amounts realized from the grant or exercise of any stock option, phantom stock, stock appreciation right or similar award or any benefit payments from any non-qualified plan of deferred compensation sponsored by a Participating Employer.
     (3) Beneficiary means the person(s) or entity(ies) designated by a Participant or the provisions of the Plan to receive such benefits as may become payable to such person(s) or entity(ies) in accordance with the provisions of the Plan.
     (4) Board of Directors means the Board of Directors of the Company.
     (5) Code means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations issued thereunder.
     (6) Committee means the Compensation Committee of the Board of Directors.
     (7) Company means Unifi, Inc., a New York corporation.
     (8) Disability means a Participant (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (B) is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less that twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by a Participating Employer.
     (9) Effective Date means July 26, 2006, the date the Plan is approved by the Board of Directors.

     (10) Employee means a common law employee of a Participating Employer.
     (11) Participant means an Employee who has been designated as a Participant in the Plan as provided in Section 3.2.
     (12) Participating Employers means:
     (A) the Company; and
     (B) those Subsidiary Corporations which adopt the Plan pursuant to the provisions of Section 6.1 hereof.
     (13) Plan means the Unifi, Inc. Supplemental Key Employee Retirement Plan, as set forth herein and as amended from time to time.
     (14) Plan Year means the calendar year.
     (15) SERP Account means the bookkeeping account established and maintained on the books and records of the Plan pursuant to Sections 4.1 for a Participant to record that portion of the Participant’s benefit accrued under the Plan from and after the Effective Date and adjustments thereto pursuant to Section 4.2.
     (16) SERP Credit means the amount credited to a Participant’s SERP Account as of the end of each calendar quarter pursuant to Section 4.1(a).
     (17) SERP Credit Percentage means five and one-half percent (5 1/2%) for Participants who are not officers of a Participating Company and eight and one-half percent (8 1/2%) for Participants who are officers of a Participating Company. The Committee shall determine whether a Participant is an officer of a Participating Company for purposes of the Plan.
     (18) Subsidiary Corporation or Subsidiaries means:
     (A) any corporation at least fifty percent (50%) of whose outstanding voting capital stock is owned by the Company;
     (B) any corporation at least eighty percent (80%) of whose outstanding voting capital stock and at least eighty percent (80%) of each class of whose outstanding non-voting capital stock is owned by a corporation at least fifty percent (50%) of whose outstanding voting capital stock is owned by the Company; or
     (C) any corporation at least eighty percent (80%) of whose outstanding voting capital stock and at least eighty percent (80%) of each class of whose outstanding non-voting capital stock is owned by a corporation described in subparagraph (B) above.

     (19) Valuation Period means each day on which the United States financial markets are open for the normal transaction of business or such other period as established from time to time by the Committee for the purpose of adjusting SERP Account balances pursuant to Section 4.2(b).
     Section 2.2. Applicable Law. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of North Carolina.
ARTICLE III
PARTICIPATION
     Section 3.1. General. No person shall become a Participant unless or until such person is or becomes an Employee. In addition, in no event shall any Employee be eligible to participate in the Plan prior to the Effective Date.
     Section 3.2. Eligibility. The Committee, in its sole and exclusive discretion, shall determine which Employees shall become Participants. Designation of Employees as Participants shall be made in such manner as the Committee shall determine from time to time. The Committee may in its discretion determine that an Employee designated as a Participant is no longer a Participant or such Employee may terminate his or her employment with the Participating Employers, and in either such event, such Participant shall cease active participation in the Plan. No further SERP Credits shall be made to a Participant’s SERP Account from and after the date the Participant ceases active participation in the Plan. However, such Participant’s SERP Account shall continue to be adjusted in accordance with Section 4.2(b) until the Participant separates from employment with the Participating Employers.
ARTICLE IV
BENEFITS
     Section 4.1. SERP Accounts.
     (a) General. A SERP Account shall be established and maintained on the books and records of the Plan in the name of each Participant in accordance with the provisions of this Section 4.1.
     (b) Initial SERP Account Balance. The SERP Account established for a Participant shall be credited with an initial balance equal to zero; provided that, the Committee, in its sole discretion, may credit a Participant’s SERP Account with an initial balance greater than zero as of the date the individual becomes a Participant in the Plan or may credit a Participant’s SERP Account with an additional amount at any time thereafter.
     Section 4.2. SERP Account Credits and Adjustments.
     (a) SERP Credits. As soon as administratively practicable following the Effective Date, the SERP Account of each Participant on the Effective Date shall be credited with a SERP Credit equal to three times the product of the Participant’s Base Compensation for the 2005 calendar year multiplied by the Participant’s SERP Credit Percentage. As of the end of each calendar year from and after the Effective Date, including the calendar year that contains the Effective Date, the SERP Account of each Participant shall be credited with a SERP Credit equal to the product of the Participant’s Base Compensation for the calendar year then ended multiplied by the Participant’s SERP Credit Percentage.
     (b) Account Adjustments. Each Participant’s SERP Account shall be adjusted for each Valuation Period as if such SERP Account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportions as their weighting within such index.
     Section 4.3. Benefits Upon Separation from Service. In the event a Participant terminates employment with the Participating Employers for any reason other than death or Disability, such Participant shall be entitled to receive the Participant’s Account in a single lump sum payable as soon as administratively practicable after the date that is six months after the Participant’s termination of employment. A Participant’s Account shall continue to be adjusted as provided in Section 4.2(b) for the period from the Participant’s termination date until the payment date but no additional SERP Credits shall be made to a Participant’s Account after a Participant’s termination from employment with the Participating Employers.
     Section 4.4. Benefits Upon Disability. In the event a Participant terminates employment with the Participating Employers due to Disability, such Participant shall be entitled to receive the Participant’s Account in a single lump sum payable as soon as administratively practicable after the Participant’s termination of employment due to Disability.
     Section 4.5. Benefits Upon Death of Participant.
     (a) Death Benefit. In the event a Participant dies prior to receiving payment of the Participant’s Account, such Participant’s Beneficiary shall be entitled to receive the Participant’s

Account in a single lump sum payable as soon as administratively practicable after the Participant’s death.
     (b) Designation or Change of Beneficiary by a Participant. Each Participant may from time to time designate the person(s) or entity(ies) to whom any death benefits are to be paid under the Plan. A Participant may from time to time change such designation and upon any such change, any previously designated Beneficiary’s right to receive any benefits under the Plan shall terminate. In order to be effective, any designation or change of designation of a Beneficiary must be made on a form furnished by the Company and signed by the Participant and received by the Company while the Participant is alive. If a Beneficiary of a deceased Participant shall survive the deceased Participant but die prior to the receipt of all benefits payable to said Beneficiary under the Plan, then such benefits as would have been payable to said deceased Beneficiary shall be paid to such Beneficiary’s estate at the same time and in the same manner as such benefits would have been payable to said deceased Beneficiary.
     (c) Beneficiary Designated by the Plan. In the event a Participant shall die without having designated a Beneficiary, or in the event that a Participant shall die having revoked an earlier Beneficiary designation without having effectively designated another Beneficiary, or in the event that a Participant shall die but the Beneficiary designated by such Participant shall fail to survive such Participant, then and in any such event, the deceased Participant’s estate shall be the Participant’s Beneficiary.
ARTICLE V
AMENDMENT AND TERMINATION
     Section 5.1. Amendment of Plan. Subject to the provisions of Section 5.4, the Participating Employers expressly reserve the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan for whatever reason(s) the Participating Employers may deem appropriate.
     Section 5.2. Termination of Plan. Subject to the provisions of Section 5.4, the Participating Employers expressly reserve the right, at any time and for whatever reason they may deem appropriate, to terminate the Plan.
     Section 5.3. Effective Date and Procedure for Amendment or Termination. Subject to the provisions of Section 5.4, any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law. Any amendment to the Plan or termination of the Plan shall be made by the Participating Employers by a resolution of the Committee and shall not require the approval or consent of any Participant or Beneficiary in order to be effective.
     Section 5.4. Effect of Amendment or Termination on Certain Benefits. No amendment or termination of the Plan may reduce or eliminate the benefits (if any) payable under the Plan (without regard to such amendment or termination) to:
     (a) any Participant who commenced receiving benefits under the Plan prior to the amendment or termination date and is alive on the amendment or termination date and the Beneficiary of such Participant; or
     (b) any Beneficiary who commenced receiving benefits under the Plan prior to the amendment and termination date.
In addition, no amendment or termination of the Plan shall reduce the amount of any Participant’s benefits under the Plan below the amount of such benefits determined immediately prior to such amendment or termination as if the Participant had then separated from service and was to receive such benefits in a single cash payment of the entire amount of such benefits.
ARTICLE VI
MISCELLANEOUS
     Section 6.1. Adoption by a Subsidiary Corporation. A Subsidiary Corporation may, with the approval of the Committee and the board of directors of such Subsidiary Corporation, elect to adopt the Plan as of the date mutually agreeable to the Committee and the board of directors of such Subsidiary Corporation. Any such adoption of the Plan by a Subsidiary Corporation shall be evidenced by an appropriate instrument of adoption executed by such Subsidiary Corporation.
     Section 6.2. Authorization and Delegation to the Committee. Each Subsidiary Corporation which is or hereafter becomes a Participating Employer authorizes and empowers the Committee (i) to amend or terminate the Plan without further action by said Subsidiary Corporation as provided in Article V and (ii) to perform such other acts and do such other things as the Committee is expressly directed, authorized or permitted to perform or do as provided herein.
     Section 6.3. Spendthrift Clause. To the extent permitted by law, no benefits payable under the Plan shall be subject to the claim of any creditor of any Participant or to any legal process by any creditor of any Participant and no Participant entitled to benefits hereunder shall have any right whatsoever to alienate, commute, anticipate or assign any benefits under the Plan.
     Section 6.4. Benefits Payable From General Assets of the Participating Employers. All benefits payable hereunder shall be paid from the general assets of the Participating Employers. No assets of the Participating Employers shall be segregated or placed in trust pursuant to the Plan in a manner which would put such asset beyond the reach of the general creditors of any of the Participating Employers, and the rights of any Participant (or Beneficiary) to receive any benefits hereunder shall be no greater than the right of any general, unsecured creditor of the Participating Employers. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Participating Employers and a Participant. In the event the Participating Employers purchase any insurance policies insuring the life of any Participant hereunder, no Participant shall have any rights whatsoever therein and the Participating Employers shall be the sole owner and beneficiary thereof and shall possess and exercise all incidents of ownership therein. The Company may establish a trust for the purpose of accumulating assets which may be used by the Company to satisfy some or all of its obligations to provide benefits to Participants under this Plan; provided that the assets of such trust shall remain the exclusive property of the Company and shall be available to pay creditor claims of the Company in the event of bankruptcy. Any such trust shall be administered in accordance with the terms of a separate trust agreement between the Company and a trustee.
     Section 6.5. Tax Withholding. The Participating Employers shall withhold from any payment of Plan benefits to a Participant (or Beneficiary, if applicable) any federal, state or local income taxes required by law to be withheld from such payment and shall remit such taxes to the proper taxing authority(ies). The Participating Employers may elect to reduce a Participant’s SERP Account or the amount of a SERP Credit to be credited to a Participant’s SERP Account as necessary to pay any FICA taxes required by law to be paid due to a SERP Credit being made to such Participant’s SERP Account prior to payment of the Account to the Participant.
     Section 6.6. Allocation of Benefits Among the Participating Employers. The benefits payable under the Plan to a particular Participant (or Beneficiary, if applicable) shall be allocated among the Participating Employers in such proportion as shall reasonably reflect the proportion of such Participant’s benefits under the Plan that are attributable to such Participant’s employment by, and compensation from, the respective Participating Employers (or their predecessors in interest).
     Section 6.7. Benefits Limited to the Plan. Participation in the Plan shall not give a Participant any right to be retained in the employ of any one or more of the Participating Employers nor, upon dismissal, any right or interest in the Plan except as expressly provided herein.
ARTICLE VII
CLAIMS PROCEDURE
     Section 7.1. Claims Procedure.
     (a) General. In the event that any person (a “Claimant”) makes a claim for benefits under the Plan (a “Claim”), such Claim shall be made by the Claimant’s filing a notice thereof with the Committee, within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Committee shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within sixty (60) days after the Claim is referred to it, and a copy of such written decision shall be furnished to the Claimant.
     (b) Notice of Decision of Committee. Each Claimant whose Claim has been denied by the Committee shall be provided written notice thereof, which notice shall set forth:
     (1) the specific reason(s) for the denial;
     (2) specific reference to pertinent provision(s) of the Plan upon which such denial is based;
     (3) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and
     (4) an explanation of the procedure hereunder for review of such Claim;
all in a manner calculated to be understood by such Claimant.
     (c) Review of Decision of Committee. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Committee and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative to the Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:
     (1) the initial proceedings of the Committee with respect to such Claim;
     (2) such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and
     (3) such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.
The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues in its determination of Claims, and the Committee’s exercise of such discretion shall be conclusive and binding as long as it is not arbitrary or capricious.
     Section 7.2. Agent for Service of Process. The Company shall be the agent for service of legal process upon this Plan, and its address for such purpose shall be the address of its principal place of business in Greensboro, North Carolina.

     IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this instrument on behalf of the Participating Employers as of the 26th day of July, 2006.

UNIFI, INC.

By:	/s/ CHARLES F. MCCOY

Name: CHARLES F. MCCOY

Title: VICE PRESIDENT